Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

TDMY TECHNOLOGY GROUP, INC.

TdMY Technology Group, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, adopted a resolution declaring advisable and approving the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, FURTHER, that the Certificate of Incorporation of TdMY Technology Group, Inc. be amended by changing the Article thereof numbered ARTICLE I so that, as amended, said Article shall be and read as follows:

“The name of the corporation is dMY Technology Group, Inc. VI (the “Corporation”).”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That this Certificate of Amendment to the Certificate of Incorporation shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 7th day of July, 2021.

TdMY Technology Group, Inc.

By:	/s/ Niccolo de Masi

Name: Niccolo de Masi

Title: Chief Executive Officer